Exhibit 99.1

Kewaunee Scientific

Reports Results for First Quarter of Fiscal Year 2021

Exchange:	NASDAQ (KEQU)	Contact:	Donald T. Gardner III (704) 871-3274

STATESVILLE, N.C. September 8, 2020 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today reported results for its first quarter of fiscal year 2021, ended July 31, 2020.

Sales for the quarter were $36,423,000, a 7.4% decrease from sales of $39,336,000 in the prior year first quarter. Pre-tax loss for the quarter was $587,000 compared to pre-tax earnings of $665,000 for the prior year period. Net earnings decreased 227% for the quarter to a loss of $598,000, or ($0.22) per diluted share, as compared to net earnings of $471,000, or $0.17 per diluted share, for the quarter ended July 31, 2019. EBITDA for the quarter was $137,000 compared to $1,300,000 for the prior year period. The Company’s order backlog was $101 million at July 31, 2020, as compared to $101 million at April 30, 2020 and $102 million at July 31, 2019.

Domestic Segment

Domestic sales for the quarter were $30,058,000, an increase of 2.6% from sales of $29,287,000 in the first quarter of last year. Net earnings for the Domestic Segment was $993,000 compared to $1,395,000 for the prior year period. Domestic segment EBITDA was $1,605,000 compared to $2,125,000 for the prior year period. While sales increased slightly during the period when compared to the prior year period, delays in project completion and access to construction sites due to the coronavirus (COVID-19) pandemic continued to impact the pace at which the segment was able to operate during the quarter. Segment gross profit was generally flat year-over-year, while an increase in operating expenses, to support our strategic initiatives, unfavorably impacted pre-tax earnings as compared to the prior year period.

International Segment

International sales for the quarter were $6,365,000, down 36.7% from sales of $10,049,000 in the first quarter last year.    Net earnings for the International Segment was $124,000 compared to $420,000 for the prior year period. International Segment EBITDA was $165,000 compared to $514,000 for the prior year period. The decrease in sales and profitability was similarly attributable to reduced access to construction sites and re-imposed government mandated shut-downs in India during the quarter due to COVID-19.

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927 PHONE 704-873-7202 ● FAX 704-873-1275

Corporate Expenses

Corporate expenses for the quarter were $1,715,000, an increase of 27.6% from corporate expenses of $1,344,000 in the first quarter of last year. The primary driver of increased corporate expenses was an increase in pension expense due to changes in underlying valuation assumptions as of April 30, 2020.

Liquidity and Managed Working Capital

Cash on hand was $4,825,000 at the end of the quarter, as compared to $5,215,000 at April 30, 2020. Working capital was $27,818,000, as compared to $27,171,000 at April 30, 2020. Short-term debt was $8,524,000 at the end of the quarter, as compared to $4,719,000 at April 30, 2020. The debt-to-equity ratio at July 31, 2020 was .46-to-1, as compared to .36-to-1 at April 30, 2020.

“We continue to manage the business in a manner to support our customers and their evolving expectations due to the restrictions that COVID-19 is placing on construction activity globally,” said Thomas D. Hull III, Kewaunee’s President and Chief Executive Officer. “During the first quarter, limitations continued within our operations and across the geographies we service due to continued government mandated coronavirus restrictions. We did manage to maintain our backlog throughout the quarter and we continue to see strong activity in the marketplace from a planning, budgeting and bidding perspective. This activity, however, is not yet translating into awarded projects due to delays in the decision-making process. I continue to believe that demand for laboratory furniture and technical products will ultimately strengthen in the long-term, and that Kewaunee is positioned well within the market to participate when investments requiring our products arise.”

EBITDA and Segment EBITDA Reconciliation

Quarter Ended July 31, 2019	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$1,395	$420	$(1,344)	$471
Add/(Less):
Interest Expense	—	7	160	167
Interest Income	—	(149)	(2)	(151)
Income Taxes	165	163	(159)	169
Depreciation and Amortization	565	73	6	644

EBITDA	$2,125	$514	$(1,339)	$1,300

Quarter Ended July 31, 2020	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$993	$124	$(1,715)	$(598)
Add/(Less):
Interest Expense	—	—	77	77
Interest Income	—	(49)	(1)	(50)
Income Taxes	—	21	—	21
Depreciation and Amortization	612	69	6	687

EBITDA	$1,605	$165	$(1,633)	$137

About Non-GAAP Measures

We calculate EBITDA and Segment EBITDA as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and our investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and our method for calculating EBITDA and Segment EBITDA can vary as compared to other companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical statements of operations. EBITDA and Segment EBITDA should not be considered an alternative to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, competitive and general economic conditions and rapidly evolving COVID-19 pandemic including disruptions from government mandates, both domestically and internationally; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; and acts of terrorism, war, governmental action, natural disasters and other Force Majeure events. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2020, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation

Condensed Consolidated Statements of Operations (Unaudited)

($ and shares in thousands, except per share amounts)

	Three months ended July 31,
	2020	2019
Net sales	$36,423	$39,336
Cost of products sold	30,542	32,390

Gross profit	5,881	6,946
Operating expenses	6,157	6,170

Operating earnings (loss)	(276)	776
Pension expense	(288)	(113)
Other income	54	169
Interest expense	(77)	(167)

Earnings (loss) before income taxes	(587)	665
Income tax expense	21	169

Net earnings (loss)	(608)	496
Less: net earnings (loss) attributable to the noncontrolling interest	(10)	25

Net earnings (loss) attributable to Kewaunee Scientific Corporation	$(598)	$471

Net earnings (loss) per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	($0.22)	$0.17
Diluted	($0.22)	$0.17
Weighted average number of common shares outstanding
Basic	2,756	2,750
Diluted	2,756	2,771

Kewaunee Scientific Corporation

Condensed Consolidated Balance Sheets

($ in thousands)

	July 31, 2020	April 30, 2020
Assets	(Unaudited)
Cash and cash equivalents	$3,990	$4,365
Restricted cash	835	850
Receivables, less allowances	30,897	28,062
Inventories	16,458	15,330
Prepaid expenses and other current assets	6,298	5,624

Total Current Assets	58,478	54,231
Net property, plant and equipment	16,508	16,272
Right of use assets	8,828	9,312
Other assets	3,364	4,114

Total Assets	$87,178	$83,929

Liabilities and Stockholders’ Equity
Short-term borrowings	$8,524	$4,719
Current portion of lease obligations	1,276	1,301
Accounts payable	14,091	13,114
Other current liabilities	6,769	7,926

Total Current Liabilities	30,660	27,060
Long-term portion of lease obligations	7,579	7,893
Other non-current liabilities	10,758	10,273

Total Liabilities	48,997	45,226
Kewaunee Scientific Corporation equity	37,902	38,415
Noncontrolling interest	279	288

Total Stockholders’ Equity	38,181	38,703

Total Liabilities and Stockholders’ Equity	$87,178	$83,929